UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2017

PROVISION HOLDING, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-127347	20-0754724
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

9253 Eton Avenue, Chatsworth, California 91311

(Address of principal executive offices) (Zip Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01	Other Events

On June 15, 2017, Provision Holding, Inc. (the “Company”) entered into a five year Strategic Alliance Agreement (the “Agreement”) with Coinstar, LLC (“Coinstar”). Coinstar owns and operates approximately 17,000 self-service coin counting kiosks at retailer store locations in the United States.

The Company and Coinstar will work jointly to develop and integrate the Company’s free standing patented 3D holographic display systems, known as HoloVision™ (the “Systems”) into Coinstar’s kiosks, and will be installed and promoted at retailer store locations, the specifics of which will be mutually agreed to and summarized in a separate agreement (each a “Statement of Work”). The Systems will have a proprietary coupon/loyalty card software application and provide advertising and promotions through Coinstar kiosks. For all retailer store locations in which Coinstar kiosks are installed, Coinstar has been granted an exclusive first right of refusal to include such locations.

The Company shall pay to Coinstar, and Coinstar shall pay to participating retailers a specified percentage of monthly Net Advertising Revenues, per kiosk (the “Promotion Retailer Commission”) included in a Statement of Work, which shall be determined by mutual agreement of Coinstar and Provision. “Net Advertising Revenues” is defined as gross advertising revenues from Systems less any operational expenses incurred in connection with such Systems (for example: cost of paper, service, network connectivity, network administration). The Company shall evenly divide the remaining monthly Net Advertising Revenues after deducting the Promotion Retailer Commission).

2

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVISION HOLDING, Inc.

Dated: June 22, 2017	By:	/s/ Curt Thornton
Name: Curt Thornton
Title: Chief Executive Officer

3